Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) dated April 30, 2015, is by and among the persons and entities listed on Schedule A (collectively, the “Stadium Capital Group”, and each, individually, a “member” of the Stadium Capital Group), Big 5 Sporting Goods Corporation (the “Company”), Dominic P. DeMarco, in his individual capacity and as a member of the Stadium Capital Group, and Nicholas Donatiello, Jr., in his individual capacity (each of Mr. DeMarco and Mr. Donatiello being a “Stadium Capital Designee” and, collectively, the “Stadium Capital Designees”).

WHEREAS, the Stadium Capital Group submitted a notice dated March 17, 2015 (the “Stadium Capital Notice”) of stockholder nominations for the Company’s Board of Directors (the “Board”) in conjunction with the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”).

WHEREAS, the Stadium Capital Group has filed a preliminary proxy statement (as amended, the “Stadium Capital Proxy Statement”) with the SEC regarding the 2015 Annual Meeting.

WHEREAS, the Stadium Capital Group and the Company have engaged in communications including with respect to the composition of the Board, as well as the Company’s governance and performance.

WHEREAS, the Stadium Capital Group currently beneficially owns 2,513,220 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), which represented approximately 11.4% of the issued and outstanding shares of Common Stock as of April 23, 2015.

WHEREAS, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board have considered the qualifications of Mr. DeMarco and Mr. Donatiello.

WHEREAS, in anticipation of this Agreement, the Nominating Committee has recommended that (i) the Board nominate Mr. DeMarco for re-election to the Board and (ii) the Board nominate Mr. Donatiello for election to the Board, and the Board has determined that it is in the best interests of the Company and its stockholders to do so on the terms set forth in this Agreement.

WHEREAS, Engaged Capital Master Feeder I, LP and affiliated funds (collectively, “Engaged Capital”) previously submitted notice of stockholder nominations for the 2015 Annual Meeting.

WHEREAS, the Company and the Stadium Capital Group have determined to come to an agreement with respect to the composition of the Board as of the date of this Agreement and in connection with the 2015 Annual Meeting and certain other matters as provided for in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Nomination and Election of Directors; Board Committees and Related Corporate Governance Matters.

(a) Nomination and Election of Directors.

(i) The Board shall take all necessary actions to nominate the Stadium Capital Designees and David R. Jessick as Class A Directors at the 2015 Annual Meeting. If either of the Stadium Capital Designees is unable or unwilling to stand for election at the 2015 Annual Meeting, a replacement nominee shall be chosen using the procedure outlined in Section 1(c) of this Agreement, and such replacement nominee shall be deemed a “Stadium Capital Designee” for the purposes of this Agreement. If Mr. Jessick is unable or unwilling to stand for election at the 2015 Annual Meeting, the Board will choose a replacement nominee, provided that such nominee must qualify as “independent” from the Company pursuant to the standards of the Nasdaq Stock Market (“Nasdaq”). The Stadium Capital Designees and Mr. Jessick (or his replacement nominee) are collectively referred to as the “2015 Slate.”

Execution Version

(ii) Except as provided in Section 1(a)(i) of this Agreement, the Board and all applicable committees and subcommittees of the Board shall not nominate any persons other than the Stadium Capital Designees and Mr. Jessick as Class A directors for election at the 2015 Annual Meeting. Except as provided in Section 1(a)(i) of this Agreement, the Company will recommend that the Company’s stockholders vote for the election of Stadium Capital Designees and Mr. Jessick, and will not make any other recommendation for any other candidate for election as director for the 2015 Annual Meeting.

(iii) The Company shall use its commercially reasonable efforts to hold the 2015 Annual Meeting no later than June 12, 2015.

(iv) As soon as practicable following the 2015 Annual Meeting, the Board and all committees and subcommittees of the Board shall take all actions necessary and proper to (i) expand the Board to eight (8) persons and (ii) appoint Mr. Robert C. Galvin to fill this vacancy as a new Class A Director. If for any reason Mr. Galvin is unable or unwilling to serve on the Board, as soon as practicable as it is known that Mr. Galvin is unable or unwilling to serve on the Board, the Nominating Committee will work with the search firm Spencer Stuart to identify a pool of three (3) additional candidates who are qualified to serve as an eighth (8th) director (the “Additional Director”) based on the job specification provided by the Nominating Committee. The Company and the Stadium Capital Group will agree upon one candidate from such pool to serve as the Additional Director within ten (10) days after being provided with the list of candidates. Once the Company and the Stadium Capital Group agree upon a candidate from such pool, the Nominating Committee will recommend the Additional Director and the Board will approve the appointment to the Board of the Additional Director as soon as reasonably practicable. This process will be repeated as necessary until an Additional Director has been appointed. The Additional Director shall be independent of each of the Company, the Stadium Capital Group, the Stadium Capital Affiliates (as defined below), Mr. Donatiello and Engaged Capital, shall qualify as an “independent” director pursuant to the standards of Nasdaq, and shall agree to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including without limitation the Company’s Code of Business Conduct and Ethics and Insider Trading Policy, and to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company.

(v) After the 2015 Annual Meeting and following the appointment of the eighth (8th) director, during the Standstill Period (as defined below), the Board and all committees and subcommittees of the Board shall not (a) seek to increase the size of the Board to more than eight (8) members or (b) change the classes on which the board members serve without the prior written consent of the Stadium Capital Group; provided, however, that the Board may recruit potential directors or director nominees, announce retirements or departures of directors and replace retired or departed directors (a “Replacement Director”) without the prior written consent of the Stadium Capital Group so long as (i) the Board is not increased to more than eight (8) members during the Standstill Period and (ii) any Replacement Director is appointed to the same class of the Board as the departing director whom he or she replaces. The Company also agrees that any Replacement Director appointed pursuant to this Section shall (A) meet all director independence and other standards of Nasdaq and the Securities and Exchange Commission (the “SEC”) and applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (B) be qualified to serve as a director under the Delaware General Corporation Law (the “DGCL”) (clauses (A) and (B), the “Independence Conditions”). Each Replacement Director will promptly advise the Nominating Committee if he or she ceases to satisfy any of the Independence Conditions. If the Board is expanded beyond eight (8) members following the Standstill Period but prior to the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”), any director appointed to fill such additional seat(s) on the Board shall have a term expiring at the 2016 Annual Meeting.

(vi) Each Stadium Capital Designee agrees that, at all times while serving as a member of the Board, he will satisfy the Independence Conditions set forth above. Each Stadium Capital Designee will promptly advise the Nominating Committee if he ceases to satisfy any of the Independence Conditions.

Execution Version

(vii) Consistent with its fiduciary duties, the Board may take such actions as it deems necessary and appropriate to ensure that all directors of the Company comply with, all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including without limitation the Company’s Code of Business Conduct and Ethics and Insider Trading Policy, as well as the confidentiality of the Company’s business and information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company.

(b) Committees of the Board.

(i) Compensation and Nominating Committees. If Mr. DeMarco is re-elected as a Class A director at the 2015 Annual Meeting and Mr. Donatiello is elected as a Class A Director at the 2015 Annual Meeting, the Board and all committees and subcommittees of the Board as necessary shall take all actions necessary to reappoint Mr. DeMarco as a member of the Compensation Committee and to appoint Mr. Donatiello as a member of the Nominating Committee, in each case no later than 30 days following the 2015 Annual Meeting.

(ii) Value Creation Committee. At the first meeting of the Board following the 2015 Annual Meeting, the Board shall create a Value Creation Committee (the “Value Creation Committee”) to, among other things, review the Company’s business, operations, capital allocations and strategy and to make recommendations to the Board on these issues. The Board shall establish the Charter for the Value Creation Committee in the form attached hereto as Exhibit A. The Value Creation Committee shall remain in effect during the Standstill Period and, if the Board determines, thereafter. The Value Creation Committee shall be comprised solely of members of the Board who qualify as “independent” pursuant to the standards of Nasdaq. The Value Creation Committee shall be co-chaired by Mr. DeMarco and Van B. Honeycutt; the other member of the Value Creation Committee shall be Mr. Galvin (or, in the event Mr. Galvin is unable to serve on the Board at any time during the Standstill Period, an additional director as mutually agreed upon by the Board and the Stadium Capital Group; provided that, for the avoidance of doubt, the Value Creation Committee will continue with two members until Mr. Galvin or the additional director is appointed). During the Standstill Period, the Value Creation Committee (i) shall have no more than three (3) members, one of whom shall be designated by the Stadium Capital Group and (ii) shall have two (2) co-chairs, one of whom shall be designated by the Stadium Capital Group. The Value Creation Committee shall have the authority to (a) review the Company’s business, strategy, performance and market conditions, (b) explore profit enhancement opportunities for the Company’s business, (c) develop an operating improvement plan for the Company’s business, (d) identify possible areas of value creation for the Company’s business and its stockholders and (e) retain independent financial advisors and consultants at the expense of the Company to advise and assist the Value Creation Committee in considering these issues. The Value Creation Committee shall also have the authority to make recommendations or proposals to the full Board for consideration by the Board.

(iii) Other Committees. Subject to the standards of Nasdaq, the Board and all committees and subcommittees of the Board shall take all actions necessary and appropriate to ensure that each committee and subcommittee of the Board formed during the Standstill Period (other than a committee or subcommittee formed to evaluate and/or take action with respect to (a) the ownership of shares by the Stadium Capital Group (b) the exercise of the Company’s rights or enforcement of any of the Stadium Capital Group’s obligations under this Agreement or (c) any transactions proposed by the Stadium Capital Group or any of its affiliates) includes at least one Stadium Capital Designee or one Stadium Capital Replacement Director. Except as specifically provided above, the Company agrees that, during the Standstill Period, neither the Company nor the Board shall create any committee that has the right to exercise all of the authority of the Board in the management of the business affairs of the Company unless Mr. DeMarco (or, if Mr. DeMarco is no longer serving on the Board, Mr. Donatiello or a Stadium Capital Replacement Director (as defined below)) is appointed to such committee.

Execution Version

(iv) Termination of the Special Committee. Concurrently with the signing of this Agreement, and in any event no more than three (3) business days following the signing of this Agreement, the Board will dissolve the special committee of the Board formed on January 19, 2015.

(c) Stadium Replacement Director. So long as the Stadium Capital Group collectively beneficially owns, in the aggregate, at least seven and one-half percent (7.5%) of the outstanding Common Stock, if, during the Standstill Period, a vacancy on the Board is created as a result of a Stadium Capital Designee’s death, resignation, disqualification or removal, other than as a result of a Stadium Capital Designee’s resignation pursuant to Section 1(e) hereof, then the Stadium Capital Group shall have the right to nominate a replacement director (the “Stadium Capital Replacement Nominee”). The Stadium Capital Replacement Nominee must qualify as “independent” of the Company pursuant to standards of Nasdaq and shall otherwise have appropriate business and financial skills to be a director of the Company. The Stadium Capital Group shall provide the Company with the current CV of the Stadium Capital Replacement Nominee as well as a completed director questionnaire in a form provided by the Company (collectively the “Documentation”). Once the Stadium Capital Group provides the Company with the Documentation, the Nominating Committee may conduct an interview of the proposed Stadium Capital Replacement Nominee, and such interview may occur no more than ten (10) business days after the Company receives the Documentation. The Nominating Committee shall meet within five (5) business days of such interview to consider the recommendation to the Board of the appointment of the Stadium Capital Replacement Nominee, such recommendation not to be unreasonably withheld, subject to the Nominating Committee’s fiduciary duties. If, after this process, the Nominating Committee recommends the appointment of the Stadium Capital Replacement Nominee, the recommendation of the Nominating Committee shall promptly (but in no case more than five (5) business days later) go to the full Board for consideration. Subject to the approval of the full Board, which, subject to the Board’s fiduciary duties, shall not be unreasonably withheld, the Stadium Capital Replacement Nominee shall be appointed to the full Board as the Stadium Capital replacement director (the “Stadium Capital Replacement Director”). The Stadium Capital Replacement Director shall, upon his or her appointment to the Board, be immediately appointed (but in no case more than three (3) calendar days) to all committee positions previously held by the departed Stadium Capital Designee, provided, that the Nominating Committee determines that the Stadium Capital Replacement Director is qualified to serve on such committees, such determination not to be unreasonably withheld. If the Stadium Capital Replacement Director is not recommended by the Nominating Committee or appointed by the full Board, then the process set forth above shall begin again, and shall repeat until such time as a Stadium Capital Replacement Nominee is appointed as the Stadium Capital Replacement Director.

(d) Corporate Governance Matters

(i) Declassifying the Board. The Company agrees that, as part of the Company’s definitive proxy statement for the 2015 Annual Meeting, the Board shall recommend that the Company’s stockholders vote in favor of the proposal submitted by Stadium Capital Management, LLC pursuant to Rule 14a-8 under the Exchange Act and attached as Exhibit 99.B (the “2015 Declassified Board Proposal”) to the amendment, filed with the SEC on December 18, 2014, to the Schedule 13D of the Stadium Capital Group with respect to the Company (the “Stadium Capital Schedule 13D”). If the 2015 Declassified Board Proposal receives a majority of the votes cast at the 2015 Annual Meeting with respect to such proposal then, at the 2016 Annual Meeting, the Board shall present to the Company’s stockholders, and shall recommend that the Company’s stockholders vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) to eliminate the classification of the Board and provide for the annual election of all directors (the “2016 Declassified Board Proposal”). If such 2016 Declassified Board Proposal receives the requisite number of votes to effect such action, the directors elected at the 2016 Annual Meeting will serve a one-year term expiring at the Company’s annual meeting of stockholders in 2017, and the directors elected or appointed prior to the 2016 Annual Meeting will finish their respective terms.

(ii) Adoption of Majority Voting Proposal. The Company agrees to submit at the 2015 Annual Meeting a precatory proposal (the “Majority Voting Proposal”) regarding the implementation of a majority voting standard in uncontested elections of directors (a “Majority Voting Standard”), and as part of its definitive proxy statement the Board shall recommend that the Company’s stockholders vote in favor of the Majority Voting Proposal. If the Majority Voting Proposal receives a majority of the votes cast at the 2015 Annual Meeting with respect to such proposal, within thirty (30) days after the 2015 Annual Meeting, the Board shall take all actions necessary to amend the Bylaws to implement a Majority Voting Standard.

Execution Version

(iii) Elimination of Supermajority Voting Provisions. The Company agrees to submit at the 2015 Annual Meeting a precatory proposal (the “Supermajority Voting Proposal”) regarding the elimination of certain provisions in the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”) that require the affirmative vote of at least eighty percent (80%) of the voting power of all of the Company’s then-outstanding shares of Common Stock (the “Supermajority Voting Provisions”), and as part of its definitive proxy statement the Board shall recommend that the Company’s stockholders vote in favor of the Supermajority Voting Proposal. If the Supermajority Voting Proposal receives a majority of the votes cast at the 2015 Annual Meeting with respect to such proposal, then, at the 2016 Annual Meeting, the Board shall present to the Company’s stockholders, and shall recommend that the Company’s stockholders vote in favor of, amendments to the Charter and the Bylaws to eliminate any Supermajority Voting Provision in the Charter and the Bylaws (collectively, with the 2016 Declassified Board Proposal, the “2016 Proposals”).

(iv) Subject to the Board’s fiduciary duties, the Board shall recommend to the current members of the Board that each director vote all shares of Common Stock that he or she beneficially owns, whether by proxy or otherwise, in favor of each of the Declassified Board Proposal, the Majority Voting Proposal and the Supermajority Voting Proposal.

(v) For the avoidance of doubt, the Board’s and Company’s obligations under this Section 1(d) shall survive the termination of this Agreement.

(vi) If there is no contested proxy solicitation at the 2016 Annual Meeting, then the Company agrees that it shall have the Company’s management offer to speak to the two (2) largest institutional advisory firms as well as the Company’s five (5) largest stockholders to seek their support for the 2016 Proposals. Again, for the avoidance of doubt, the obligations on the Company set forth in this Section 1(d)(vi) shall only apply in the event that there is no contested solicitation on any matter by any party at the 2016 Annual Meeting.

(e) Termination.

(i) The Company may terminate its obligations hereunder immediately:

(A) if members of the Stadium Capital Group, collectively, cease to beneficially own at least five percent (5%) of the Company’s outstanding Common Stock, in which case Mr. DeMarco shall also promptly offer his resignation as a director of the Company to the Board; provided, further that if members of the Stadium Capital Group, collectively, cease to beneficially own at least three percent (3%) of the Company’s outstanding Common Stock, Mr. Donatiello shall also promptly offer his resignation as a director of the Company to the Board;

(B) if the Stadium Capital Group (other than a Stadium Capital Designee) otherwise fails to comply with or breaches any of the terms of this Agreement and such failure to comply or breach has not been cured within ten (10) days following notice to the Stadium Capital Group of such breach; or

(C) if the employment of Mr. DeMarco with the Stadium Capital Group is terminated for any reason and within thirty (30) days of such termination, Mr. DeMarco fails to offer his resignation as a director of the Company to the Board. In the event that Mr. DeMarco’s employment with Stadium is terminated during the Standstill Period and Mr. DeMarco offers his resignation as set forth above, then the Company’s obligations under this Agreement, including but not limited to the Company’s obligation to appoint a Stadium Capital Replacement Director, as set forth above, shall continue in full force and effect.

(ii) The Stadium Capital Group may terminate its obligations hereunder

Execution Version

immediately if the Company or the Board fails to comply or breaches any of the terms of this Agreement and such failure to comply or breach has not been cured within ten (10) days following notice to the Company or the Board of such breach.

Such offer or offers of resignation shall be promptly delivered in writing and shall provide for the immediate resignation of the applicable Stadium Capital Designee or Designees, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation or resignations. The Stadium Capital Group agrees to cause the Stadium Capital Designees to tender their resignations as directors of the Company to the Board if the Stadium Capital Designees fail to resign if and when requested pursuant to this Section 1(e).

(f) Withdrawal of Stadium Capital Proxy Statement. Concurrently with the execution of this Agreement, the Stadium Capital Group will be deemed to have withdrawn the Stadium Capital Notice regarding the nomination of individuals for election as directors in connection with the 2015 Annual Meeting, and Stadium Capital agrees to take all actions necessary to not use or proceed with the Stadium Capital Proxy Statement.

2. Standstill.

(a) The Stadium Capital Group agrees that, from the date of this Agreement until the earlier of (i) ten (10) days prior to the deadline for submission of stockholder nominees for the 2016 Annual Meeting or (ii) the date that is 100 days prior to the first anniversary of the 2015 Annual Meeting (the “Standstill Period”) neither it nor its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Exchange Act) (collectively and individually referred to as the “Stadium Capital Affiliates,” provided that no portfolio company of the Stadium Capital Group shall be deemed a “Stadium Capital Affiliate”) not to, directly or indirectly, alone or in concert with others:

(i) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) except as otherwise provided for in this Agreement;

(ii) form, join, or in any way participate in any Group (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not Stadium Capital Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

(iii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, any securities of the Company that would result in the Stadium Capital Group (together with the Stadium Capital Affiliates) owning, controlling or otherwise having any beneficial or other ownership interest in more than 14% in the aggregate of the shares of Common Stock outstanding at such time; provided, that, nothing herein will require Common Stock to be sold to the extent the Stadium Capital Group and the Stadium Capital Affiliates, collectively, exceed the ownership limit under this paragraph as the result of a share repurchase or similar Company actions that reduces the number of outstanding shares of Common Stock;

(iv) sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by the Stadium Capital Group or any Stadium Capital Affiliate to any person or entity that is not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) a Stadium Capital Affiliate (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”), that would knowingly result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 10% of the shares of Common Stock outstanding at such time, except in a transaction approved by the Board or in an arms-length transaction to a nationally recognized brokerage firm where the Stadium Capital Group is not otherwise aware of the identity of the buyer of the shares;

Execution Version

(v) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any tender or exchange offer, merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or its material assets (each, an “Extraordinary Transaction”), or (C) call or seek to call a special meeting of stockholders;

(vi) unless otherwise approved by the Company’s board, take any public action in support of, take any action that would cause or require the Company to make public disclosure of, or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board (other than as provided in this Agreement); (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure (other than as provided in this Agreement); (D) seeking to have the Company waive or make amendments to the Charter or Bylaws (other than as provided in this Agreement), or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii) seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(viii) seek, alone or in concert with others, representation on the Board, except as specifically provided for in this Agreement;

(ix) seek to advise, encourage, support or influence any person with respect to the voting or disposition of securities of the Company at any annual or special meeting of stockholders except as specifically provided for in this Agreement;

(x) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or

(xi) enter into any discussions, negotiations, agreements, or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b) Each member of the Stadium Capital Group shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any Stadium Capital Affiliate, as applicable, to be present for quorum purposes and to be voted, at the 2015 Annual Meeting and at any adjournments or postponements thereof, in favor of (i) the 2015 Slate, (ii) the Declassified Board Proposal, (iii) the Majority Voting Proposal, (iv) the Supermajority Voting Proposal, (v) the “say-on-pay” vote regarding the compensation paid to the Company’s named executive officers, and (vi) the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for fiscal year 2015. Except as specifically set forth above, the Stadium Capital Group may vote their shares of Common Stock in their discretion.

For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(c) Nothing in this Section 2 shall limit, in any way, any action that may be taken by any Stadium Capital Designee (or any Stadium Replacement Director), acting solely in their capacity as a director of the Company, as necessary and appropriate to comply with their fiduciary duties to the Company and its stockholders.

Execution Version

3. Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4. Representations of the Stadium Capital Group. The Stadium Capital Group, jointly and severally, represents and warrants as follows: (a) the Stadium Capital Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Stadium Capital Group, constitutes a valid and binding obligation and agreement of the Stadium Capital Group and is enforceable against the Stadium Capital Group in accordance with its terms; (c) the Stadium Capital Group, together with the Stadium Capital Affiliates, beneficially owns, directly or indirectly, an aggregate of 2,513,220 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Stadium Capital Group, the Stadium Capital Affiliates or in which the Stadium Capital Group, the Stadium Capital Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; and (d) as of the date of this Agreement, each of the Stadium Capital Designees satisfies the Independence Conditions and the obligations of such Stadium Capital Designee set forth in this Agreement.

5. Press Release and Non-Disparagement.

(a) Promptly following the execution of this Agreement, the Company and the Stadium Capital Group shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Except for the issuance of the Mutual Press Release and subject to the terms of this Agreement, during the Standstill Period, neither the Company (including the Board and any committee or subcommittee thereof) nor the Stadium Capital Group shall issue any press release or public announcement regarding this Agreement or the matters contemplated hereby (including any recommendations or other findings of the Value Creation Committee established pursuant to Section 1(b)(ii) hereof) without the prior written consent of the other party hereto. During the Standstill Period, neither the Company nor the Stadium Capital Group nor the Stadium Capital Designees shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party hereto, and otherwise in accordance with this Agreement.

(b) Subject to applicable law, each of the parties to this Agreement covenants and agrees that, during the Standstill Period, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way make any public announcement or statement that shall disparage, call into disrepute, or otherwise defame or slander the other parties hereto or such other parties’ subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other parties, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

6. SEC Filings.

(a) The Company shall file promptly with the SEC a Form 8-K reporting entry into this Agreement (the “Form 8-K”) and appending this Agreement as an exhibit thereto.

Execution Version

(b) The Stadium Capital Group shall promptly, but in no case prior to the date of filing of the Form 8-K by the Company pursuant to Section 6(a) hereof, file an amendment to the Stadium Capital Schedule 13D, reporting the entry into this Agreement and appending this Agreement as an exhibit thereto.

7. Specific Performance, Governing Law and Forum Selection. Each of the members of the Stadium Capital Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Stadium Capital Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 11 of this Agreement or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD OTHERWISE BE APPLICABLE THERETO.

8. Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses; provided, however, that the Company shall reimburse the Stadium Capital Group for the reasonable and documented fees and expenses (including but not limited to legal expenses) incurred by the Stadium Capital Group, in connection herewith in an amount not to exceed $195,000, within seven (7) days of the receipt of all documentation.

9. Litigation Costs and Expenses. If any party institutes any legal suit, action or proceeding against the other party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including, but not limited to, contract, equity, tort, fraud and statutory claims, the prevailing party in the suit, action or proceeding is entitled to receive, and the non-prevailing party shall pay, in addition to all other remedies to which the prevailing party may be entitled, the costs and expenses incurred by the prevailing party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

10. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection:

Execution Version

If to the Company:	Big 5 Sporting Goods Corporation
2525 East El Segundo Boulevard
El Segundo, CA 90245
Attention: General Counsel

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention: Michael A. Treska

If to the Stadium Capital Group:	Stadium Capital Management, LLC
199 Elm Street
New Canaan, CT 06840
Attention: Dominic DeMarco

with a copy, which shall not constitute notice, to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation,
650 Page Mill Rd. Palo Alto, CA 94304
Attention: David J. Berger

12. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13. Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

14. No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

15. Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement,

Execution Version

instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this SETTLEMENT AGREEMENT or caused the same to be executed by its duly authorized representative as of the date first above written.

Big 5 Sporting Goods Corporation

By:	/s/ Steven G. Miller
Name:	Steven G. Miller
Title:	Chairman, President & CEO

[Signature Page — Settlement Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this SETTLEMENT AGREEMENT or caused the same to be executed by its duly authorized representative as of the date first above written.

Stadium Capital Management, LLC

By:	/s/ Alexander M. Seaver
Name:	Alexander M. Seaver
Title:	Managing Member

Stadium Capital Management GP, L.P.

By:	/s/ Alexander M. Seaver
Name:	Alexander M. Seaver
Title:	Managing Member
Stadium Capital Management, LLC, General Partner

Stadium Capital Partners, L.P.

By:	/s/ Alexander M. Seaver
Name:	Alexander M. Seaver
Title:	Managing Member
Stadium Capital Management GP, LP, General Partner
Stadium Capital Management, LLC, General Partner

Stadium Capital Qualified Partners, L.P.

By:	/s/ Alexander M. Seaver
Name:	Alexander M. Seaver
Title:	Managing Member
Stadium Capital Management GP, LP, General Partner
Stadium Capital Management, LLC, General Partner

/s/ Dominic P. DeMarco
Dominic P. DeMarco

/s/ Nicholas Donatiello, Jr.
Nicholas Donatiello, Jr.

[Signature Page — Settlement Agreement]

Schedule A

Members of Stadium Capital Group

Stadium Capital Management, LLC

Stadium Capital Management GP, L.P.

Stadium Capital Partners, L.P.

Stadium Capital Qualified Partners, L.P.

Dominic P. DeMarco

Exhibit A

Charter of Value Creation Committee

VALUE CREATION COMMITTEE CHARTER

Big 5 Sporting Goods Corporation

Value Creation Committee

Purpose

The Value Creation Committee is appointed by the Board of Directors (the “Board”) of Big 5 Sporting Goods Corporation (the “Company”) to, among other things, review the Company’s business, operations, capital allocations and strategy, explore profit enhancement opportunities for the Company’s business, identify possible areas of value creation for the Company’s business and its stockholders and to make recommendations to the Board on these issues.

Membership and Meetings

The Committee shall consist of a maximum of three (3) directors. The Committee shall initially be co-chaired by Mr. Dominic P. DeMarco and Mr. Van B. Honeycutt; the other member of the Committee shall initially be Mr. Robert C. Galvin or another designee as set forth in the Settlement Agreement dated April 30, 2015, it being understood that if, for any reason, Mr. Galvin is unable or unwilling to serve, the Committee shall operate with two (2) members until the additional director is selected and appointed to the Committee. Subject to the terms of any agreement to which the Company may be party, the members of the Committee shall be appointed and may be removed solely for cause as defined by Delaware law, and shall serve for such term as the Board determines or until their successors are elected or appointed. Subject to the terms of any agreement to which the Company may be party, the members of the Committee shall meet the independence requirements of the listing standards of the Nasdaq Stock Market.

The Committee shall (i) meet as often as its members shall determine to be necessary, or meetings may be called by either Co-Chairman or any two (2) members of the Committee or the Chairman of the Board and (ii) hold meetings on at least two (2) business days’ prior written notice or such shorter period as to which the members of the Committee agree. The Committee shall keep minutes and other relevant documentation of all meetings held. The Co-Chairs of the Committee shall be responsible for scheduling all meetings of the Committee, determining the agenda for each meeting (following consultation with other members of the Committee), ensuring that the agenda for each meeting is circulated to each Committee member in advance of the meeting, presiding over meetings of the Committee and coordinating reporting to the Board. A vote of a majority of all members of the Committee will constitute an act of the Committee.

The Committee shall have reasonable access to members of management, and management shall furnish to the Committee such financial information, projections and other information, support and cooperation as the Committee reasonably requests to assist it in performing its duties. In addition, the Committee may obtain reasonable assistance from management of the Company, and shall have the authority to retain and engage independent financial advisors and consultants at the expense of the Company in furtherance of the purposes and authority of the Committee as set forth above and below.

The Committee shall make regular reports to the Board, and all recommendations of the Committee shall be reported to the Board at the next regular meeting of the Board.

The Committee shall remain in effect until the earlier of (i) ten (10) days prior to the deadline for submission of stockholder nominees for the Company’s 2016 annual meeting of stockholders or (ii) the date that is one hundred (100) days prior to the first anniversary of the Company’s 2015 annual meeting of stockholders, and, if determined by the Board, thereafter.

Purpose and Authority

The Committee shall have the authority to do the following:

1.	review the Company’s business, strategy, performance and market conditions;

2.	explore profit enhancement opportunities for the Company’s business;

3.	develop an operating improvement plan for the Company’s business;

4.	identify possible areas of value creation for the Company’s business and its stockholders;

5.	retain independent financial advisors and consultants at the expense of the Company to advise and assist it in considering these issues; and

6.	make recommendations to the Board for the Board’s consideration in deciding whether or not to approve and implement any (or all) of the above-referenced matters.

Confidentiality

Subject to and consistent with each Committee member’s fiduciary and/or contractual duties to the Company and its stockholders, each member of the Committee shall preserve the confidentiality of the Committee’s communications, deliberations and recommendations and of information and material supplied to the Committee in the course of its duties (collectively, the “Confidential Information”). Consistent with the above provision, no member of the Committee shall use any Confidential Information for a purpose other than as contemplated by this Charter or disclose any Confidential Information other than to (i) the Board, (ii) the Committee’s outside advisors or (iii) any person to whom disclosure of Confidential Information is required by law.

*****

Exhibit B

Mutual Press Release

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES BOARD CHANGES AS

PART OF AGREEMENT WITH STADIUM CAPITAL

•	New Slate for 2015 Annual Meeting

•	Two New Directors to be Added

•	Stockholders to Vote on Governance Changes

EL SEGUNDO, Calif., May 1, 2015 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today announced that it will revise its slate of director nominees for election to the Company’s Board of Directors at its 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) after reaching an agreement with Stadium Capital Management, LLC and certain of its affiliates (“Stadium”). The Company’s Class A director nominees for the 2015 Annual Meeting will be Dominic P. DeMarco, Nicholas Donatiello, Jr., and David R. Jessick. In addition, following the 2015 Annual Meeting, the Company’s Board of Directors will be expanded to eight members and Robert C. Galvin will be appointed as a director. As previously announced, G. Michael Brown has elected to retire from the Board at the end of his current term of service at the 2015 Annual Meeting.

As part of the agreement with Stadium, the Company agreed to support the precatory stockholder proposal submitted by Stadium with respect to the declassification of the Company’s Board of Directors and to submit and support precatory proposals at the 2015 Annual Meeting regarding the implementation of a majority voting standard in uncontested director elections and the elimination of provisions in the Company’s certificate of incorporation and bylaws which require supermajority approval of certain actions. If stockholders approve these proposals at the 2015 Annual Meeting, the Board will implement majority voting following the 2015 Annual Meeting and, at the Company’s 2016 Annual Meeting of Stockholders, submit and recommend in favor of binding stockholder proposals to eliminate the Company’s classified board and supermajority voting provisions.

Under the terms of the agreement, Stadium, the Company’s largest stockholder and the beneficial owner of approximately 11.4% of the Company’s outstanding shares, has agreed to vote its shares in favor of the election of the Company’s revised slate of directors at the 2015 Annual Meeting. Stadium agreed to withdraw its other nominee for director and its proxy solicitation, and has agreed to customary standstill provisions through the earlier of (A) the date that is ten days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2016 Annual Meeting of Stockholders or (B) the date that is 100 days prior to the first anniversary of the 2015 Annual Meeting. The full agreement is being filed today with the Securities and Exchange Commission on a Form 8-K.

Based on the Company’s agreement with Stadium, Engaged Capital, LLC also has withdrawn its Board nominees for the 2015 Annual Meeting.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “We are pleased to have reached an agreement with Stadium and look forward to Mr. Donatiello and Mr. Galvin joining the Board. This agreement will allow us to eliminate the distraction and unnecessary costs of a possible proxy contest and focus on driving business performance and long-term stockholder value.

“We are grateful to Michael Brown for his service to the Company and our stockholders and we believe that the Board will benefit from Mr. Donatiello’s extensive consumer, media and technology experience and Mr. Galvin’s financial and operational experience in the retail, sporting goods and footwear sectors,” added Mr. Miller.

Dominic P. DeMarco of Stadium said, “We appreciate Big 5’s commitment to enhancing its Board composition and governance. As a significant stockholder, we look forward to continuing to work constructively with Big 5 to drive long-term stockholder value.”

The 2015 Annual Meeting will be held on June 12, 2015, at 10:00 a.m. local time at the Ayres Hotel, 14400 Hindry Avenue, Hawthorne, California 90250.

The Company provided the following background information on Messrs. DeMarco, Donatiello, Galvin and Jessick:

Mr. DeMarco has served as a director of the Company since October 2011 and currently serves as Managing Director, Co-Chief Investment Officer and Chief Compliance Officer for Stadium.

Mr. Donatiello is President and Chief Executive Officer of Odyssey Ventures, Inc., a marketing and strategy consulting firm specializing in how technology changes consumer media use habits. Mr. Donatiello currently serves as a director of Dolby Laboratories, Inc., a creator of audio, imaging and communication technologies; three of the American Funds managed by Capital Research and Management; and the Schwab Charitable Fund, one of the nation’s 10 largest grant-making charities and the largest in California.

Mr. Galvin was previously Chief Executive Officer of Elie Tahari, Ltd., a designer fashion retail chain, President of Camuto Group, a manufacturer and omni-channel retailer and wholesaler of women’s footwear and apparel, and held several executive roles, including Chief Operating Officer, of Sports Brands International Ltd., an international manufacturer and distributor of sports apparel and footwear. Mr. Galvin currently serves as a director of bebe stores, Inc., a women’s fashion retailer; Cherokee, Inc., a licensor of brand names and trademarks for apparel, footwear and accessories; and Land’s End, Inc., a multi-channel retailer of casual clothing, accessories and footwear.

Mr. Jessick has served as a director of the Company since 2006 and has more than thirty years of experience as a corporate financial executive and chief financial officer of publicly traded companies in the retail sector, including Rite Aid Corp., Fred Meyer, Inc. and Thrifty Payless, Inc. He has been a member of several public company boards, including three companies in the retail sector, and currently serves a director of Rite Aid Corp.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 437 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended March 29, 2015. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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